Exhibit 10.3

FORM OF

PROVIDENT NEW YORK BANCORP 2011 EMPLOYMENT INDUCEMENT STOCK PROGRAM

JACK L. KOPNISKY

STOCK OPTION AGREEMENT

Jack L Kopnisky
Name of Recipient		Social Security Number

Street Address

City	State	ZIP Code

This Stock Option Agreement is intended to set forth the terms and conditions on which a Stock Option has been granted under the Provident New York Bancorp 2011 Employment Inducement Stock Incentive Program. Set forth below are the specific terms and conditions applicable to this Stock Option. Attached as Exhibit A are its general terms and conditions.

OPTION GRANT	GRANT SUMMARY**	OPTION DETAIL BY VESTING DATE

Grant Date:	07/06/2011	07/06/2012	07/06/2013	07/06/2014	07/06/2015
Class of Optioned Shares *	Common Shares
No. of Optioned Shares*	107,526	26,881	26,881	26,881	26,883
Option Type (ISO or NQSO)	NQSO
Exercise Price Per Share *		$8.46	$8.46	$8.46	$8.46
Vesting Percent *		25%	50%	75%	100%
No. of Shares Released from Grant on Each Indicated Vesting Date *		26,881	26,881	26,881	26,883
Cumulative No. of Shares Exercisable on Each Indicated Vesting Date *			less any previously exercised Shares from this Grant	less any previously exercised Shares from this Grant	less any previously exercised Shares from this Grant	less any previously exercised Shares from this Grant
Option Expiration Date *		07/06/2021	07/06/2021	07/06/2021	07/06/2021

*	Subject to adjustment as provided in the Plan and the General Terms and Conditions.
**	This column reflects a summary of the option grant detailed in the remaining columns of this table. It does not constitute a separate, additional option grant.

By signing where indicated below, Provident New York Bancorp (the “Company”) grants this Stock Option upon the specified terms and conditions, and the Recipient acknowledges receipt of this Stock Option Agreement, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein.

PROVIDENT NEW YORK BANCORP		RECIPIENT

By	/s/ Daniel Rothstein	Jack L. Kopnisky
Name: Daniel Rothstein		Print Name:
Title: EVP, Regulatory Counsel, Chief Risk Officer

EXHIBIT A

PROVIDENT NEW YORK BANCORP 2011 EMPLOYMENT INDUCMENT STOCK PROGRAM

STOCK OPTION AGREEMENT

General Terms and Conditions

Section 1. Incentive Stock Option. If the Option has been granted to a recipient who is a non-employee director, it is a Non-Qualified Stock Option (NQSO). If the Option has been granted to an individual who is an employee and is designated as an ISO, the Company intends the Option evidenced hereby to be an “incentive stock option” within the meaning of section 422 of the Internal Revenue Code of 1986 (“Code”). If the Option or any part of the Option does not qualify as an “incentive stock option” under the Plan or the Code, the Option, or the part not qualifying, shall be treated as a Non-Qualified Stock Option under the Code.

Incentive Stock options granted under the Employment Inducement Program are subject to all the terms and conditions of this Stock Option Agreement and the Provident Bancorp Inc, 2004 Stock Incentive Plan as if this Option were granted under that Plan.

Section 2. Option Period. (a) Subject to section 2(b), the Recipient shall have the right to purchase all or any portion of the optioned Shares at any time during the period (“Option Period”) commencing on the Earliest Vesting Date and ending on the earliest to occur of the following dates:

(i) the close of business on the date of the Recipient’s termination of service due to resignation or immediately upon Termination for Cause;

(ii) last day of the 3-month period commencing on the date of the termination of all service with the Company and Provident Bank due to a discharge that is not a Termination for Cause;

(iii) the last day of the 1-year period commencing on the date of termination of all service with the Company and Provident Bank due to death, Disability or Retirement, and

(iv) the last day of the ten-year period following the date on which the Option was granted.

(b) If the Option is designated as an ISO, the favorable tax treatment applicable to incentive stock options may not apply if it is exercisable more than three months after termination of employment for reasons other than death or total and permanent disability (within this meaning of section 22(e)(3) of the Code) or more than one year after termination of employment due to death or total and permanent disability.

(c) If the Option has an Earliest Exercise Date that is before its Vesting Date, the Option may be exercised before it is vested. In this case, the Shares issued will bear a restrictive legend and will be nontransferable and subject to forfeiture until their Vesting Date.

(d) To become vested in an Option, the Recipient must be in continuous service with the Company during the period beginning on the Grant Date and ending on the Vesting Date. In addition, the disinterested members of the “Committee” (as defined in the 2004 Stock Incentive Plan) must determine in its discretion that the Recipient’s performance as an officer or employee has been satisfactory. In general, performance is considered satisfactory if the recipient has been the subject of a formal written performance appraisal within the most recent 12 months and received a salary increase or one-time payment in lieu of a salary increase and no material negative change in the performance level has occurred. If performance is not determined to have been satisfactory, or, if the Recipient terminated service with the

Company prior to a Vesting Date, any Options granted hereunder that are scheduled to vest on that Vesting Date, and any Shares issued upon exercise of such an Option, are deemed forfeited for that recipient. In the event of the Recipient’s termination of service with the Company due to death, Disability or Retirement, unvested Options with a Vesting Date that occurs during the calendar year of termination or the following calendar year, and any Shares issued upon exercise of such Options, will be deemed vested as of the termination date. Options that are forfeited will be canceled and will cease to be exercisable. Any Shares that are forfeited must be returned to the Company in exchange for a payment equal to Exercise Price paid for the Shares or their Fair Market Value on the date forfeited, whichever is less. In the event of a Change in Control, all Options evidenced by this Agreement that were not previously forfeited will be 100% vested.

(e) To qualify for Retirement, the Recipient must, as of the termination date, have attained age 65, or attained age 55 and have at least 10 consecutive years of service, and, in either case, must enter into a retirement agreement with the Company in a form approved by the Committee, within the Committee’s discretion, and under which the Recipient agrees, for a period of 2 years, to provide consulting services to the Company and Provident Bank (as specified in Section 2.35 of the Plan) and to refrain from competing with or soliciting employees and customers of the Company and Provident Bank.

Section 3. Exercise Price. During the Option Period, and after the applicable Earliest Exercise Date, the Recipient shall have the right to purchase all or any portion of the optioned Shares at the Exercise Price per Share.

Section 4. Method of Exercise. The Recipient may, at any time during the Option Period provided by section 2, exercise his right to purchase all or any part of the optioned Shares then available for purchase; provided, however, that the minimum number of shares of optioned Shares which may be purchased shall be one hundred (100) or, if less, the total number of shares of optioned Shares then available for purchase. The Recipient shall exercise such right by:

(a) giving written notice to the Committee, in the form attached hereto as Appendix A; and

(b) delivering to the Committee full payment of the Exercise Price for the optioned Common Stock to be purchased.

The date of exercise shall be the earliest date practicable following the date the requirements of this section 4 have been satisfied. Payment shall be made (i) in United States dollars by certified check, money order, official bank check or personal check made payable to the order of Provident New York Bancorp, (ii) with the Committee’s approval, in Shares duly endorsed for transfer and with all necessary stock transfer tax stamps attached (or using a “constructive delivery” method approved by the Committee), already owned by the Recipient for more than 6 months and having a fair market value equal to the Exercise Price, such fair market value to be determined in such manner as may be provided by the Committee or as may be required in order to comply with or conform to the requirements of any applicable laws or regulations, or (iii) in a combination of (i) and (ii). If this Option is designated as an ISO or is exercised before its Vesting Date, the Recipient shall not, without the prior written approval of the Committee, dispose of Shares acquired pursuant to the exercise.

Section 5. Delivery and Registration of Optioned Shares. As soon as is practicable following the date on which the Recipient has satisfied the requirements of section 4, the Committee shall take such action as is necessary to cause the Company to issue a stock certificate evidencing the Recipient’s ownership of the optioned Shares that have been purchased. The Recipient shall have no right to vote or to receive dividends, nor have any other rights with respect to optioned Shares, prior to the date as of which such optioned Shares are transferred to the Recipient on the stock transfer records of the Company, and no adjustments shall be made for any dividends or other rights for which the record date is prior to the date as of which such transfer is effected. The obligation of the Company to deliver Shares under this Agreement shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the person to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. The Committee may provide that any such representation shall become inoperative upon registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Company shall not be required to deliver any Shares under this Agreement prior to (a) the admission of such Common Stock to listing on any stock exchange on which Shares may then be listed, or (b) the completion of such registration or other qualification under any state or federal law, rule or regulations as the Committee shall determine to be necessary or advisable.

Section 6. Adjustments in the Event of Reorganization. In the event of any merger, consolidation, or other business reorganization in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event which the Committee believes warrants an adjustment to avoid the enlargement or dilution of rights, the number of Shares subject to the Option granted hereunder and the Exercise Price per share of such Option shall be adjusted in accordance with the Plan to account for such event. In the event of any merger, consolidation, or other business reorganization in which the Company is not the surviving entity, any exercisable option granted hereunder shall be cancelled or adjusted in accordance with the Plan.

Section 7. No Right to Continued Service. Nothing in this Agreement nor any action of the Board or Committee with respect to this Agreement shall be held or construed to confer upon the Recipient any right to a continuation of service by the Company or Provident Bank. The Recipient may be dismissed or otherwise dealt with as though this Agreement had not been entered into.

Section 8. Taxes. Where any person is entitled to receive Shares pursuant to the exercise of the Option granted hereunder, the Company shall have the right to require such person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

Section 9. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a)	If to the Committee:

Provident New York Bancorp

c/o Provident Bank

400 Rella Boulevard

Montebello, New York

Attention:     Corporate Secretary

(b)	If to the Recipient, to the Recipient’s address as shown in the Company’s records.

Section 10. Restrictions on Transfer. The Option granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such option be liable for or subject to debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the Recipient other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan. To name a Beneficiary who may exercise your Options following your death, complete the attached Appendix B and file it with the Corporate Secretary of Provident New York Bancorp The Recipient may, with the approval of the Committee, transfer unexercised NQSOs to certain Family Members after those Options have vested. Options transferred to Family Members continue to be subject to the same terms and conditions (including post-termination expiration provisions) that would apply if they had not been transferred.

Section 11. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Recipient and their respective heirs, successors and assigns.

Section 12. Construction of Language. Whenever appropriate in the Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.

Section 13. Governing Law. This Agreement shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law. The federal and state courts having jurisdiction in Rockland County, New York shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Option granted under this Agreement, the Recipient, and any other person claiming any rights under the Agreement, agrees to submit himself, and any such legal action as he shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 14. Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and the Recipient. This Agreement amends and supersedes any Stock Option Agreement bearing the same grant date.

Section 15. Plan Provisions Control. This Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan that would apply if this Option were being granted under the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Agreement, the Recipient acknowledges receipt of a copy of the Plan. The Recipient acknowledges that he or she may not and will not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Agreement, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Agreement.

APPENDIX A TO STOCK OPTION AGREEMENT

Beneficiary Designation Form – Stock Options

GENERAL INFORMATION	Use this form to designate the Beneficiary(ies) who may exercise Options outstanding to you at the time of your death.

Name of Person	Social Security Number
Making Designation	— —

BENEFICIARY DESIGNATION	Complete sections A and B. If no percentage shares are specified, each Beneficiary in the same class (primary or contingent) shall have an equal share. If any designated Beneficiary predeceases you, the shares of each remaining Beneficiary in the same class (primary or contingent) shall be increased proportionately.

A PRIMARY BENEFICIARY(IES). I hereby designate the following person as my primary Beneficiary under the Plan, reserving the right to change or revoke this designation at any time prior to my death:
Name	Address	Relationship	Birthdate	Share
%

%

%
Total = 100%

B CONTINGENT BENEFICIARY(IES). I hereby designate the following person(s) as my contingent Beneficiary(ies) under the Plan to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death as to all outstanding Options:

Name	Address	Relationship	Birthdate	Share
%

%

%
Total = 100%

I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Corporate Secretary of Provident New York Bancorp prior to my death, and that it is subject to all of the terms and conditions of the Plan. I also understand that an effective Beneficiary designation revokes my prior designation(s) with respect to all outstanding Options.

Your Signature	Date

-------------------------------------------------------------- Internal Use Only ---------------------------------------------------------------

This Beneficiary Designation was received by the Corporate Secretary of Provident New York Bancorp on the date indicated.			Comments
By
	Authorized Signature	Date